Exhibit 10.2

THIRD AMENDMENT TO
RADIOSHACK CORPORATION
EXECUTIVE DEFERRED STOCK PLAN

RadioShack Corporation (the “Company”) hereby amends the RadioShack Corporation Executive Deferred Stock Plan (the “Plan”), effective December 21st, 2006, as follows:

1.	Article IV of the Plan shall be amended by adding the following new section 4.4 at the end thereof:

“4.4 Cessation of Deferrals. Notwithstanding the foregoing, no additional amounts may be deferred under the Plan after December 31, 2006 and any Deferral Election filed by a Participant with respect to amounts or awards payable after December 31, 2006 shall be null and void; provided, however, that any Deferral Election properly made with respect to a bonus earned during 2006 will be given effect under the Plan, subject to the distribution provisions of section 9.9, but no matching contribution under Article VII shall be made with respect to such deferral.”

2.	Section 7.4 of the Plan shall be amended by adding the following new subsection (d) at the end thereof:

“(d) Notwithstanding the foregoing, any 25% Match and the Dividend Equivalents thereon credited to the Stock Account of a Participant who is an employee of RadioShack or any of its subsidiaries on December 31, 2006 shall become fully vested and nonforfeitable on that date.”

3.	Article IX of the Plan shall be amended by adding the following new section 9.9 at the end thereof:

“9.9 2007 Distributions. Notwithstanding the foregoing, in 2007, and as soon as practicable but no later than 48 hours following RadioShack’s 2007 first quarter earnings release, the balance of each Participant’s Stock Account shall be distributed to the Participant in a single lump sum in the form provided for in section 9.3 hereof.”

IN WITNESS WHEREOF, the Company has caused this third amendment to be executed on its behalf on December 21st, 2006.

RADIOSHACK CORPORATION

By: John P. Clarson
Title: Assistant Corporate Secretary